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                                                                      EXHIBIT 14


                         CLICKSOFTWARE TECHNOLOGIES LTD.

                               CODE OF ETHICS FOR
                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

     I.   INTRODUCTION

This Code of Ethics for Principal Executive and Senior Financial Officers, or the Code, helps maintain the Company's standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.
The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.
The Code is applicable to the following persons, referred to as the Officers:

          o    Our principal executive officer (CEO),

          o    Our principal financial officer (CFO),

          o    Our principal accounting officer or corporate controller, and

          o    Persons performing similar functions.

The Officers are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures.

     Because the principles described in this Code are general in nature, the Officers should also review the Company's other applicable policies and procedures for more specific instruction, and contact the Company's Chief Financial Officer if they have any questions.

     Nothing in this Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

     The Officers should sign the acknowledgment form at the end of this Code and return the form to our Chief Financial Officer indicating that they have received, read, understand and agree to comply with the Code. The signed acknowledgment form will be located in the Officers' personnel files. EACH YEAR AS PART OF THEIR ANNUAL REVIEW THE OFFICERS MAY BE ASKED TO SIGN AN ACKNOWLEDGMENT INDICATING THEIR CONTINUED UNDERSTANDING OF THE CODE.

     II.  HONEST AND ETHICAL CONDUCT
Ethical business conduct is critical to our business. We expect all Officers to act with the highest standards of honesty and ethical conduct while working on the Company's premises, at offsite locations where Company business is being conducted, at Company sponsored business and social events, or at any other place where the Officers are representing the Company.

We consider honest conduct to be conduct that is free from fraud or deception and marked with integrity. We consider ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the

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ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed in more detail in Section III below. By expecting the highest standards of honesty and ethical conduct, we expect our Officers to stay far from the line differentiating honesty from dishonesty and ethical conduct from unethical conduct.

     In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting our Chief Financial Officer.

     III. CONFLICTS OF INTEREST

An Officer's duty to the Company and its stockholders demands that he or she ethically address actual or apparent conflicts of interest between personal or professional relationships. As defined in the Israeli Companies Law, 1999, (the "Companies Law") this duty of loyalty to the Company requires that an officeholder (including the Officers) act in good faith and for the good of the Company, including:

     |X| Avoiding any action which gives rise to a conflict of interest between his position in the Company and the fulfillment of another or his roles or his personal matters;

     |X| Avoiding any action which creates competition with the business of the Company;

     |X| Avoiding the exploitation of Company business opportunities for personal gain or gain of another; and

     |X| Disclosing to the Company any information and delivering any document related to the Company's matters of which he comes into possession by virtue of his position in the Company.

A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Some examples include: outside employment or directorships; making investments or conducting business with a customer, supplier, developer or competitor of the Company; related party transactions; and receiving certain payments or gifts from others.

     Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, consult the Company's Chief Financial Officer. Our policy requires that an Officer disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest (including any relevant facts and material documents) to our Chief Financial Officer and the Board of Directors of the Company. Before an Officer enters into any transaction or relationship involving any actual or potential conflict of interest, the Officer must receive prior approval of the Audit Committee, Board of Directors or shareholders, as required for the relevant transaction under the Companies Law.

     IV.  DISCLOSURE TO THE SEC AND THE PUBLIC

     Our policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, our Officers must ensure that they and others in the Company comply with our disclosure controls and procedures and our internal controls for financial reporting.

     V.   COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

The Officers must comply with all applicable governmental laws, rules, regulations and regulatory orders. Each Officer must acquire appropriate knowledge of the legal requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the legal counsel. Violations of applicable laws,

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rules, regulations and orders may subject the Officers to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

     VI.  VIOLATIONS OF THE CODE

Part of an Officer's job and ethical responsibility is to help enforce this Code. Officers should be alert to possible violations and report possible violations to our Chief Financial Officer. Officers must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

     Actual violations of law, this Code, or other Company policies or procedures should be promptly reported to our Chief Financial Officer. The Company will take appropriate action against any Officer whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. This Code supplements, but does not supersede, all duties and undertakings imposed on the Officers under Israeli law.

     VII. WAIVERS AND AMENDMENTS OF THE CODE

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.


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     VIII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
           AND SENIOR FINANCIAL OFFICERS

I have received and read the Company's Code of Ethics for Principal Executive and Senior Financial Officers, or the Code. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code.

     If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Company's Chief Financial Officer, knowing that my questions or reports to these sources will be maintained in confidence.


__________________________________________
Officer Name

__________________________________________
Signature

__________________________________________
Date

Please sign and return this form to the Company's Chief Financial Officer.





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